UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2020

SPLASH BEVERAGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado
(State or Other Jurisdiction of Incorporation)

000-55114	34-1720075
(Commission File Number)	(IRS Employer Identification No.)

4120 Boardman-Canfield Road Canfield, Ohio 44406
(Address of Principal Executive Offices)

(330) 533-1914
(Registrant’s Telephone Number, Including Area Code)
CANFIELD MEDICAL SUPPLY, INC.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NA	NA	NA

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on January 7, 2020, on December 31, 2019 Splash Beverage Group, Inc. (formerly known as Canfield Medical Supply, Inc., a Colorado corporation (the “Company”)), entered into an Agreement and Plan of Merger  (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by the Company, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub shall be merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of the Company.

As previously reported on a current Report that was filed with the Securities and Exchange Commission on April 4, 2020 (the “April 4, 2020 8-K”), the closing of the Merger took place on March 31, 2020 (the “Closing”) and on March 31, 2020, the Company filed Articles of Conversion/Exchange Merger with the Secretary of State of the State of Nevada pertaining to the merger of Merger Sub into Splash, with Splash as the surviving entity wholly owned by the Company, and the Merger became effective on that date.

On October 1, 2020 the Company entered into Amendment Agreement No. 1 to the Merger Agreement (the “Amended Merger Agreement”). Pursuant to the Amended Merger Agreement the Merger Agreement was amended to among other things (i) extend the date by which the Company must raise at least $9,000,000 of additional capital to April 30, 2021 and that such raise could be debt/and or equity and through a private or public offering and. (ii) to add certain exceptions to the piggy back registration rights provide for in the Merger Agreement.

As previously reported on the April 4, 2020 8-K, in connection with the Merger, Splash entered into Promissory Note Conversion Agreements with approximately eighteen (18) holders who held approximately $7,748,720 in principal and interest amount of debt. Pursuant to the Promissory Note Conversion Agreements, the holders agreed to convert the outstanding amount including principal and interest of the promissory notes held by them and receive common stock of Splash at a conversion rate of $1.00 per share. As a result of the conversions, 10,560,900 shares of the common stock of Splash (the “Note Conversion Shares”) were issued in exchange for the Outstanding Promissory Notes.

On October 1, 2020, Splash entered into Amendment No 1 to the Promissory Note Conversion Agreement with all 18 Holders (the “Amended Note Conversion Agreement”). Pursuant to the Amended Note Conversion Agreement the Promissory Note Agreements were amended to among other things (i) extend the date by which the Company must raise at least $9,000,000 of additional capital to April 30, 2021 and that such raise could be debt/and or equity and through a private or public offering and (ii) to add certain exceptions to the piggy back registration rights provided for in the Promissory Note Conversion Agreements.

As previously reported on the April 4, 2020 8-K, in connection with the Merger, Splash entered into Preferred Stock Conversion Agreements (the “Amended Preferred Stock Conversion Agreement”) with the three (3) holders of 1,000,000 shares of its Series A Convertible Preferred Stock and thirty-eight (38) holders of 3,913,418 shares of its Series B Convertible Preferred Stock. Pursuant to the conversion agreements the holders agreed to convert their Preferred Stock into 13,930,413 shares (the “Preferred Stock Conversion Shares”) of the common stock of Splash.

On October 1, 2020, the Company entered into Amendment No 1 to the Preferred Stock Conversion Agreement with all 3the holders of the Series A Convertible Preferred Stock and all 38 holders of the Series B Convertible Preferred Stock. Pursuant to the Amended Preferred Stock Conversion Agreement, the Preferred Stock Conversion Agreement was amended to among other things (i) extend the date by which the Company must raise at least $9,000,000 of additional capital to April 30,2021 and that such raise could be debt/and or equity and through a private or public offering. And (ii) to add certain exceptions to the piggy back registration rights provide for in the Merger Agreement.

The foregoing descriptions of the Amended Merger Agreement, the Amended Note Conversion Agreement and the Amended Preferred Stock Conversion Agreement are qualified by reference to the full text of forms such documents which are filed as exhibits to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Amendment No. 1 to the Agreement and Plan of Merger
10.2	Form of Amendment No. 1 the Promissory Note Conversion Agreement
10.3	Form of Amendment No. 1 to the Preferred Stock Conversion Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2020

SPLASH BEVERAGE GROUP, INC.

/s/ Dean Huge
Dean Huge Chief Financial Officer

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